Exhibit 99.1
Item 6. Selected Financial Data
     On August 24, 2009, the Company completed the sale of its Broadband Access (BBA) business to Ikanos Communications, Inc. (“Ikanos”). Assets sold pursuant to the agreement with Ikanos include, among other things, specified patents, inventory, contracts and tangible assets. Ikanos assumed certain liabilities, including obligations under transferred contracts and certain employee-related liabilities. We also granted to Ikanos a license to use certain of the Company’s retained technology assets in connection with Ikanos’s current and future products in certain fields of use, along with a patent license covering certain of the Company’s retained patents to make, use, and sell such products (or, in some cases, components of such products).
     In August 2008, Conexant completed the sale of its Broadband Media Processing (BMP) business unit. The selected financial data for all periods have been restated to reflect the BMP and BBA businesses as discontinued operations.
     The selected financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and notes thereto appearing elsewhere in this report.

	Fiscal Year Ended
	2009	2008	2007	2006	2005
	(In thousands, except per share amounts)
Statement of Operations Data:
Net revenues	$208,427	$331,504	$360,703	$485,571	$428,134
Cost of goods sold(1)(2)	86,674	137,251	161,972	223,809	260,644
Gain on cancellation of supply agreement(3)	—	—	—	(17,500)	—

Gross margin	121,753	194,253	198,731	279,262	167,490

Operating expenses:
Research and development(2)	51,351	58,439	91,885	101,274	127,990
Selling, general and administrative(2)	62,740	77,905	80,893	89,863	85,169
Amortization of intangible assets	2,976	3,652	9,555	18,450	19,769
Gain on sale of intellectual property(4)	(12,858)	—	—	—	—
Asset impairments(5)	5,672	277	225,380	85	3,761
Special charges(6)	18,983	18,682	8,360	3,731	27,501

Total operating expenses	128,864	158,955	416,073	213,403	264,190

Operating (loss) income	(7,111)	35,298	(217,342)	65,859	(96,700)
Interest expense	34,693	40,713	48,798	39,540	28,123
Other (income) expense, net	(5,025)	9,223	(36,505)	14,281	(106,080)

(Loss) income from continuing operations before income taxes and (loss) gain on equity method investments	(36,779)	(14,638)	(229,635)	12,038	(18,743)
Provision for income taxes	871	849	798	889	1,203

(Loss) income from continuing operations before (loss) gain on equity method investments	(37,650)	(15,487)	(230,433)	11,149	(19,946)
(Loss) gain on equity method investments	(2,807)	2,804	51,182	(8,164)	(10,642)

(Loss) income from continuing operations	(40,457)	(12,683)	(179,251)	2,985	(30,588)
Gain on sale of discontinued operations, net of tax(7)	39,170	6,268	—	—	—
Loss from discontinued operations, net of tax (2)(7)	(17,521)	(306,670)	(235,056)	(132,549)	(145,402)

Net loss	$(18,808)	$(313,085)	$(414,307)	$(129,564)	$(175,990)

(Loss) income per share from continuing operations — basic and diluted	$(0.81)	$(0.26)	$(3.67)	$0.06	$(0.65)

Gain per share from sale of discontinued operations — basic and diluted	$0.78	$0.13	$0.00	$0.00	$0.00

Loss per share from discontinued operations — basic	$(0.35)	$(6.21)	$(4.80)	$(2.76)	$(3.09)

Loss per share from discontinued operations — diluted	$(0.35)	$(6.21)	$(4.80)	$(2.71)	$(3.09)

Net loss per share — basic	$(0.38)	$(6.34)	$(8.47)	$(2.70)	$(3.74)

Net loss per share — diluted	$(0.38)	$(6.34)	$(8.47)	$(2.65)	$(3.74)

Balance Sheet Data at Fiscal Year End:
Working capital(8)	$42,047	$115,617	$318,360	$127,635	$125,856
Total assets	350,201	445,284	984,365	1,571,544	1,581,524
Short-term debt	28,653	40,117	80,000	80,000	—
Current portion of long-term debt(9)	61,400	17,707	58,000	188,375	196,825
Long-term obligations(9)	290,667	394,597	474,591	540,035	599,007
Shareholders’ (deficit) equity	(97,778)	(102,416)	193,742	569,170	569,093

(1)	In fiscal 2005, in response to lower market prices and reduced end-customer demand for our products, we recorded $32.3 million of inventory charges to establish additional excess and obsolete inventory reserves and a write-down of inventory to lower of cost or market.

(2)	We adopted FASB ASC 718-10 (Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment,”) on October 1, 2005. As a result, stock-based compensation expense included within cost of goods sold, research and development expense, and selling, general and administrative expense in fiscal 2009, 2008, 2007 and 2006 is based on the fair value of all stock options, stock awards and employee stock purchase plan shares. Stock-based compensation expense for earlier periods is based on the intrinsic value of acquired or exchanged unvested stock options in business combinations, which is in accordance with previous accounting standards. Non-cash employee stock-based compensation expense included in our consolidated statements of operations was as follows (in thousands):

	Fiscal Year Ended
	2009	2008	2007	2006	2005
Cost of goods sold	$247	$370	$426	$382	$—
Research and development	869	2,725	6,157	9,249	3,027
Selling, general and administrative	3,736	9,185	7,271	19,312	1,881
Loss from discontinued operations, net of tax	868	3,589	5,897	16,632	7,142

(3)	In fiscal 2006, Conexant and Jazz Semiconductor, Inc. (Jazz) terminated a wafer supply and services agreement. In lieu of credits towards future purchases of product from Jazz, we received additional shares of Jazz common stock and recorded a gain of $17.5 million.

(4)	In fiscal 2009, we recorded a $12.9 million gain on sale of intellectual property.

(5)	In fiscal 2007, we recorded $184.7 million of goodwill impairment charges, $30.3 million of intangible impairment charges and $6.1 million of property, plant and equipment impairment charges associated with our Embedded Wireless Network products.

(6)	Special charges include the following related to the settlement of legal matters and restructuring charges (in thousands):

	Fiscal Year Ended
	2009	2008	2007	2006	2005
Legal settlements	$3,475	$—	$1,497	$—	$3,255
Restructuring charges	15,116	11,539	7,227	3,641	18,707

(7)	As a result of our decision to sell certain assets and liabilities of the BMP and BBA business units in fiscal 2008 and 2009, respectively, the results of the BMP and BBA business and the gain on sale of the BMP business are reported as discontinued operations for all periods presented.

(8)	Working capital is defined as current assets minus current liabilities.

Beginning in March 2006, we consider our available-for-sale portfolio as available for use in our current operations. Accordingly, from that date we have classified all marketable securities as short-term, even though the stated maturity dates may be more than one year beyond the current balance sheet date. Prior to March 2006, short-term marketable securities consisted of debt securities with remaining maturity dates of one year or less and equity securities of publicly-traded companies, and long-term marketable securities consisted of debt securities with remaining maturity dates of greater than one year. For periods prior to March 2006, long-term marketable securities are excluded from the calculation of working capital.

Beginning in March 2006, we reclassified the long-term portion of our restructuring accruals, principally consisting of future rental commitments under operating leases, from current liabilities to other long-term liabilities on our consolidated balance sheet. The long-term portion of restructuring accruals for all prior periods have been similarly reclassified. These reclassifications did not affect our total assets, total liabilities, total shareholders’ equity, results of operations or cash flows and did not have a material impact on current liabilities, long-term liabilities or the calculation of working capital for any period presented.

In November 2006, we issued $275.0 million aggregate principal amount of floating rate senior secured notes due November 2010. Proceeds from this issuance, net of fees, were approximately $268.1 million. We used the net proceeds of this offering, together with available cash, cash equivalents and marketable securities on hand, to retire our outstanding $456.5 million aggregate principal amount of convertible subordinated notes in February 2007. Because the net proceeds from this offering were used to repay at maturity a portion of the convertible subordinated notes due February 2007, $268.1 million of the $456.5 million convertible subordinated notes has been reclassified as long-term debt on our consolidated balance sheet as of September 29, 2006, as required by the Segment Reporting topics of the FASB ASC 470-10 (SFAS No. 6, “Classification of Short-Term Obligations Expected to Be Refinanced”).

Subsequent to October 2, 2009, the Company issued a redemption notice announcing that it will redeem all of the remaining $61.4 million senior secured notes on December 18, 2009. The redemption price will be equal to 101% of the principal amount of the senior secured notes plus accrued and unpaid interest to the redemption date. Accordingly, the remaining $61.4 million senior secured notes have been classified as current in the Company’s consolidated balance sheets as of October 2, 2009.

(9)	As discussed in note (8) above, $268.1 million of the $456.5 million convertible subordinated notes due February 2007 were reclassified as long-term debt on our consolidated balance sheet as of September 29, 2006, as required by the Segment Reporting topics of the FASB ASC 470-10 (SFAS No. 6, “Classification of Short-Term Obligations Expected to Be Refinanced”).

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